UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CENTERLINE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTERLINE HOLDING COMPANY

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
on
June 20, 2011

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April 29, 2011

To the holders of common shares and special preferred voting shares (“shareholders”) of Centerline Holding Company:

NOTICE IS HEREBY GIVEN THAT the 2011 annual meeting of the holders of the common shares of beneficial interest of Centerline Holding Company (“our Company”) and the holders of special preferred voting shares of our Company will be held on Monday, June 20, 2011 at 10:00 a.m. Eastern Time.

We are pleased that this year’s Annual Meeting will be a completely “virtual meeting” of shareholders, that is, you may participate by means of remote communication.  You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/centerline.  Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.  In the alternative, you may also submit a proxy by telephone or by mailing in the enclosed proxy card.  To submit a proxy on the Internet, log on to the Internet and go to http://www.proxyvote.com, and follow the directions outlined on the secure website.  To submit a proxy by telephone, call toll-free 1-800-690-6903, and follow the instructions provided by the recorded message.  Even if you plan to attend the virtual annual meeting, we urge you to return your proxy card or submit a proxy by telephone or the Internet to ensure the representation of your shares at the annual meeting.  The Annual Meeting will be held for the following purposes:

(1)	The election of two trustees to our board of trustees (“Board”) for a term of three years to expire in 2014 or his earlier removal or resignation and until his successor is elected and qualified;

(2)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	The adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the proposals; and

(4)	The transaction of such other business as may properly come before the meeting.

Our Board recommends a vote “FOR” each of the proposals.  The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

Our Board has fixed the close of business on Wednesday, April 20, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.  The Company will be using the “Notice and Access” (Notice of Internet Availability) method of providing proxy materials to you via the Internet.  The Company believes that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.  On or about April 29, 2011, we will mail to our common and special preferred voting shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2010 annual report and vote electronically via the Internet.  The Notice also contains instructions on how to receive a paper copy of your proxy materials and how to attend the virtual annual meeting.

By Order of the Board of Trustees

Robert L. Levy
President, Chief Financial Officer and Chief Operating Officer

SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE VIRTUAL MEETING, ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE OR BY COMPLETING AND RETURNING THE PROXY CARD IF YOU REQUESTED PAPER PROXY MATERIALS.  VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU REQUESTED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD AND INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.  ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE MEETING, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE DURING THE MEETING.  IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES OR SPECIAL PREFERRED VOTING SHARES.  YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.  YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL MEETING VIA LIVE WEBCAST BY VISITING WWW.VIRTUALSHAREHOLDERMEETING.COM/CENTERLINE, BUT YOU SHOULD SUBMIT A PROXY BY INTERNET, PHONE OR MAIL PRIOR TO THE MEETING WHETHER OR NOT YOU PLAN TO ATTEND.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our shareholders primarily via the Internet. On April 29, 2011, we mailed most of our shareholders a Notice of Internet Availability (Notice & Access) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other shareholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

It is our pleasure to invite you to attend our 2011 Annual Meeting of Shareholders on Monday, June 20, 2011. We are very pleased that this year’s annual meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. We believe that holding a virtual annual meeting will expand access, as any of our shareholders anywhere in the world can attend the meeting and any non-shareholder can listen to the webcast.  At the same time, holding a virtual meeting should reduce the cost to us of conducting our annual meeting.

Attending and participating via the Internet

•	Webcast starts at 10:00 a.m. Eastern Time.

•	Shareholders may vote (be sure to have your 12-Digit Control Number to enter the Annual Meeting) and submit questions while attending the meeting via the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.proxyvote.com.

•	You may directly link to the virtual shareholder forum and virtual shareholder meeting at www.virtualshareholdermeeting.com/centerline.

•	Anyone can view the Annual Meeting of Shareholders live via the Internet at www.centerline.com.

QUESTIONS

For questions regarding	Contact

Annual meeting	Centerline Investor Relations, 800-831-4826

Share ownership for registered holders	Computershare Investor Services, LLC
www.computershare.com/contactus
(800) 730-6001 (within the U.S. and Canada) or
(781) 575-2879 (outside the U.S. and Canada)

Share ownership for beneficial holders	Please contact your broker, bank, or other nominee.

CENTERLINE HOLDING COMPANY
625 MADISON AVENUE
NEW YORK, NEW YORK 10022

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PROXY STATEMENT

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ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the board of trustees (the “Board”) of Centerline Holding Company (which we refer to as “Centerline,” “our Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders to be held on Monday, June 20, 2011 at 10:00 a.m. (Eastern Time).  You can attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/centerline.  The Notice of Internet Availability of Proxy Materials (the “Notice”), which will be mailed on or about April 29, 2011, will instruct you as to how you may access and review all of the proxy materials on the Internet.  The Notice also instructs you as to how you may submit your proxy on the Internet.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.  Any request to receive proxy materials by mail or email will remain in effect until you revoke it.  We will mail to the holders of record of our common shares (“Common Shares”) and Special Preferred Voting Shares (“Special Preferred Voting Shares”) at the close of business on April 29, 2011, the Notice containing instructions on how to access our proxy statement and our 2010 annual report and vote electronically via the Internet.  The Notice also contains instructions on how to receive a paper copy of your proxy materials.  Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Monday, June 20, 2011 — This proxy statement and the Company’s 2010 Annual Report to shareholders are available at www.proxyvote.com and at www.centerline.com in the “Investor Relations” section.

Common Shares and Special Preferred Voting Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted according to the instructions you indicate on the proxy card.

You may revoke your proxy and reclaim your right to vote (i) by delivering by mail to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares and Special Preferred Voting Shares at or prior to the annual meeting; (ii) by submitting a later-dated proxy prior to the Annual Meeting either by Internet or telephone; or (iii) electronically during the Annual Meeting at www.virtualshareholdermeeting.com/centerline when you enter your 12-Digit Control Number.  Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the President, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.  Our Board recommends a vote “FOR” each of the proposals.

As of April 15, 2011, our outstanding voting shares consisted of approximately 349,165,831 Common Shares and 11,867,236 Special Preferred Voting Shares.  Each Common Share and each Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting. Also as of such date, our outstanding non-voting shares consist of 588,100 Series A Convertible Community Reinvestment Act Preferred Shares (the "Series A CRA Shares"), which may be exchanged for 588,100 Common Shares. In addition, there are outstanding 11,867,236 special common units of one of our subsidiaries, Centerline Capital Company, LLC ("Special Common Units"/"SCUs"), which may, in our discretion, be exchanged for 11,867,236 Common Shares (in which event an equal number of Special Preferred Voting Shares will be retired).

PROPOSALS BEFORE THE MEETING

Proposal #1:  Election of Trustee

At the annual meeting, two trustees are to be elected, each for a three-year term expiring in 2014 or his earlier removal or resignation and until his respective successor is elected and qualified.  Each of our nominees is currently a trustee of our Company.  Our Board is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year.  Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares and Special Preferred Voting Shares, whether present through participation in the virtual meeting by means of remote communication or by proxy).

The Board has adopted independence standards for Trustees that conform to the independence standards of the New York Stock Exchange (“NYSE”).  The Board has affirmatively determined that Mr. Halperin and Mr. White, who are nominees for election at the Annual Meeting, are independent in accordance with these standards.

Our Board considered transactions, relationships, and arrangements between the trustee or members of his immediate family and the Company and its subsidiaries and affiliates.  Our Board has no reason to believe that either nominee will be unable or unwilling to continue to serve as a trustee if elected.  However, in the event that either of the nominees should be unable or unwilling to serve, the Common Shares and the Special Preferred Voting Shares represented by proxies received will be voted for another nominee selected by our Board.  Each of the nominees listed below have consented to being named as a Trustee nominee in this proxy statement.  Our Board recommends a vote “FOR” the listed nominee.

The following tables set forth information with respect to each of the nominees nominated to serve as a trustee for a term to expire in 2014.

Name of Trustee/ Nominee for Election	Age	Principal Occupation

Jerome Y. Halperin	81
Jerome Y. Halperin is a managing trustee (independent trustee) of our Company. Mr. Halperin is a retired partner of PricewaterhouseCoopers, LLP, the international accounting firm, where he spent 39 years in varied positions.  Mr. Halperin’s final position at PricewaterhouseCoopers, LLP was vice chairman of the firm and chairman of the international actuarial, benefits and compensation services group.  After his retirement from PricewaterhouseCoopers, LLP, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit.  Currently, Mr. Halperin is a consultant on various real estate projects.  He serves on the board of directors of several charitable organizations and was the chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan.  Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”.  Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School.  Mr. Halperin is the chairman of our audit committee and is a member of our finance committee.

Director Qualifications: Jerome Y. Halperin

Financial and Industry Experience: former partner and chairman at large international accounting firm and president at private investment fund.

Leadership Experience: member of the board of directors of several charitable organizations, former chairman of Michigan Tax Forms Revisions Committee; co-authored Tax Planning for Real Estate Transactions.

Name of Trustee/ Nominee for Election	Age	Principal Occupation

Thomas W. White	73
Thomas W. White is a managing trustee (independent trustee) of our Company.  Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines.  He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities.  Prior to joining Fannie Mae in November 1987, Mr. White served as an investment banker with Bear Stearns, Inc.  He was also the executive vice president of the National Council of State Housing Agencies and chief underwriter for the Michigan State Housing Development Authority.  Mr. White also served as a state legislator in the state of Michigan.  Mr. White serves on the Board of Directors of Enterprise Community Investment, Inc.  Mr. White is the chairman of our finance committee and a member of our nominating and governance committee.

Director Qualifications:  Thomas W. White

Leadership and Financial Experience: former senior vice president of Fannie Mae; he also served as an investment banker at an international bank.

Industry Experience: served various positions at state housing and development authorities and as a former state legislator in the state of Michigan.

Proposal #2:  Ratification of Appointment of Independent Auditor

The audit committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and the Board has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s trust agreement, bylaws or otherwise.  However, the Board is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice.  If the shareholders fail to ratify the selection, the audit committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and are expected to be available to respond to appropriate questions during the annual meeting.

Our Board recommends a vote “FOR” Proposal #2

Proposal #3: — Adjournment or Postponement of the Meeting

We are submitting a proposal for consideration at the annual meeting to authorize the named proxies to approve one or more adjournments of the annual meeting if there are not sufficient votes to approve one or more of the proposals at the time of the annual meeting.  Even though a quorum may be present at the annual meeting, it is possible that we may not have received sufficient votes to approve one or more of the proposals by the time of the annual meeting.  In that event, we would need to adjourn the annual meeting in order to solicit additional proxies.  The adjournment proposal relates only to an adjournment of the annual meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve one or more of the proposals.  Our Board retains full authority to adjourn the annual meeting for any other purpose, including the absence of a quorum, or to postpone the annual meeting before it is convened, without the consent of any of our shareholders.

Our Board recommends a vote “FOR” Proposal #3.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board directs the management of the business of our Company but retains Centerline Capital Group Inc. (“CCG”) to manage our day-to-day affairs.  See “Centerline Advisors” below.

In addition, in connection with our restructuring in March, 2010 (the “March 2010 Restructuring”), the Company and CCG entered into an advisory agreement, dated as of March 5, 2010 (the “Advisory Agreement”), with Island Centerline Manager LLC, an entity owned and operated by a subsidiary of Island Capital Group LLC (“Island Capital”).  See “Island Centerline Advisor” below.

Meetings and Attendance

During 2010, our Board held five meetings, the audit committee held four meetings, the compensation committee held two meetings, the nominating and governance committee held one meeting, the oversight committee held ten meetings, the independent members held four meetings, and the finance committee held seven meetings.  The average attendance in the aggregate of the total number of Board and committee meetings for incumbent trustees was 99%, and no trustee attended fewer than 97% of the aggregate of all meetings of the Board and applicable committee meetings on which they served.

Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance.  All of trustees attended the 2010 annual meeting in person or by dialing into our first-ever virtual meeting.

Trustees and Executive Officers

As of the date of this proxy statement, the size of the Board is five members.

As of the date of this proxy statement, our trustees and executive officers are as follows:

Name	Age	Offices Held	Independence	Year First Became Officer/Trustee	Term Expires

Jerome Y. Halperin	81	Managing Trustee	Independent	2003	2011
Robert L. Loverd	69	Managing Trustee	Independent	2003	2012
Robert A. Meister	70	Managing Trustee	Independent	2003	2013
Thomas W. White	73	Managing Trustee	Independent	2000	2011
Robert L. Levy	45	President, Chief Financial Officer and Chief Operating Officer	Non Independent	2006	2012
Michael J. Curran	63	Senior Managing Director	Not applicable	2010	Not applicable
William T. Hyman	53	Senior Managing Director	Not applicable	2001	Not applicable
Katherine B. Schnur	48	Senior Managing Director	Not applicable	2001	Not applicable

Biographical information with respect to Mr. Halperin and Mr. White is set forth under “PROPOSALS BEFORE THE MEETING; Proposal # 1: Election of Trustees” above.

Robert L. Loverd is a managing trustee (independent trustee) and Chairman of our Company.  Mr. Loverd is the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000.  From 1979-1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston.  Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated.  Mr. Loverd is a member of the Board of Directors of Harbus Investors.  Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Master’s in Business Administration from Harvard Business School.  Mr. Loverd is the Chairman of the Board, the chairman of our compensation committee and a member of our nominating and governance committee and our audit committee.

Director Qualifications:

Leadership and Financial Experience: former group chief financial officer and founding partner of an international investment banking and securities firm, held various industry leadership positions in the investment banking department of a global financial company.

Industry Experience: member of board of director of Harbus Investors.

Robert A. Meister is the Emeritus Vice Chairman of Aon Group, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation, and has served in this position since 1991.  Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985.  Mr. Meister is a member of the board of directors of Ramco-Gershenson Properties (NYSE: RPT) and Universal Health Services (NYSE: UHS) and serves on each company’s compensation committee.  Mr. Meister has served on the board of directors of several charitable organizations.  Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University.  Mr. Meister is the chairman of our nominating and governance committee and is a member of our compensation committee.

Director Qualifications:

Financial and Industry Experience: current vice chairman of an insurance brokerage, risk consulting, reinsurance and employee benefits company and held leadership positions at various insurance brokerage firms.

Leadership Experience: member of the board of directors of several companies and charitable organizations.

Robert L. Levy is a managing trustee and President, Chief Financial Officer and Chief Operating Officer of our Company.  Mr. Levy was appointed as Chief Financial Officer in November 2006 and was appointed our President and Chief Operating Officer in April 2010.  He directs the day-to-day operations of the Company and is also responsible for overseeing all of the Company’s business and operations. Mr. Levy joined the Company in November of 2001 as the Director of Capital Markets.  From 1998 through 2001, he was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco. Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company.  He received his Master’s in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

Director Qualifications:

Leadership and Financial Experience: president, chief financial officer and chief operating officer of Centerline; he also served as a director of capital markets of Centerline and a vice president in the real estate equity research and investment banking departments at a boutique investment bank.

Industry Experience: several years of experience in real estate equity research and real estate investment.

Other Executive Officers of CCG

Michael J. Curran is a Senior Managing Director of CCG. He leads the Asset Management Group, which comprises the Portfolio Management, Performing Assets, Special Servicing, Capital Transactions/REO and Construction Risk Management divisions. Mr. Curran is also a member of the Centerline Executive Committee responsible for strategic planning and growth initiatives. He joined Centerline in 2010 after many years in real estate advisory positions, most recently at Kalorama Realty Capital. He was principal and chief operating officer at Crossbeam Capital, and helped that firm raise a $145-million fund for the development and acquisition of multifamily housing properties. Prior to Crossbeam Capital, he was president and chief executive officer of The Enterprise Social Investment Corporation (ESIC), a national for-profit subsidiary of the Enterprise Foundation, where he specialized in the financing and development of market-rate and affordable housing, and managed a housing portfolio of 900 properties valued at over $4 billion. Mr. Curran spent over 14 years with MetLife Insurance Company earlier in his real estate finance career, where he led a team that originated new investments. As Regional Director at MetLife, he and his team originated a new investment portfolio in excess of $1.8 billion. Mr. Curran received the Bachelor of Arts from Bellarmine University, the Juris Doctor from the University of Louisville School of Law, and the Master of Public Administration from Harvard University John F. Kennedy School of Government.

William T. Hyman is a Senior Managing Director of CCG, and leads its Mortgage Banking Group. Mr. Hyman is responsible for overseeing Centerline financing activities sponsored by Government Sponsored Enterprises (GSE) for conventional multifamily properties. He has been with Centerline or its predecessor companies since 1988, following the acquisition of PW Funding (an independent mortgage banking subsidiary of Centerline), where he was co-president, by Centerline. At PW Funding, Mr. Hyman served as executive vice president and managed loan production operations for its mortgage banking platform as chief underwriter and head of the credit department for Fannie Mae DUS lending activity. Prior to his tenure with PW Funding and Centerline, he served as a vice president with L.F. Rothschild and Co., marketing and executing private placements and initial public offerings. Before that he was in the public finance investment banking division of PaineWebber Inc. Mr. Hyman earned the Master of Business Administration from Washington University in St. Louis and the Bachelor of Arts from Yale University.

Katherine B. Schnur is a Senior Managing Director of CCG, and heads the Operations and Human Resources departments in the Corporate Group. Ms. Schnur has been with Centerline since 1988, joining one of its predecessor companies in the loan servicing department. At Centerline, Ms. Schnur has held the title of Senior Vice President in the Loan Administration, Closing, and Underwriting departments, in addition to serving as Chief Operating Officer and Managing Director of the mortgage banking division. Ms. Schnur has been an active member of the Mortgage Bankers Association of America, and was a select member of its inaugural class of “Future Leaders” in 1997.  She also holds the SPHR accreditation in human resources. Ms. Schnur earned the Bachelor of Arts in Psychology and Economics from Lafayette College in Pennsylvania.

Committees of the Board

Our Board has standing audit, compensation, nominating and governance and finance committees.  The functions of each committee are detailed below, and the committee charters for the audit, compensation and nominating and governance committees are available on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”).  Please note that the information on our website is not incorporated by reference in this proxy statement.

Audit Committee

We have a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.  The audit committee’s duties include the periodic review of our financial statements and meetings with our independent registered public accounting firm.  The ongoing administration of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for our Company is overseen by the audit committee.  The audit committee must have at least three members and be comprised solely of independent trustees.  The audit committee is currently comprised of Mr. Halperin (chair), Mr. White and Mr. Loverd.  Our Board has determined that all three committee members are independent within the meaning of the SEC rules and regulations.  In addition, our Board has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of the SEC rules and regulations.  The Audit Committee held four meetings during the year ended December 31, 2010.

Compensation Committee

The compensation committee’s duties include the determination of the compensation of our named executive officers, the administration of the Company’s 1997 Amended and Restated Incentive Share Plan (the “1997 Plan”) and the Company’s 2007 Incentive Share Plan (the “2007 Plan”) (collectively, the “Incentive Share Plans”) and the review and approval of any material employment agreements and severance agreements.  The compensation committee must have at least two members and be comprised solely of independent trustees.  The compensation committee held two meetings during the year ended December 31, 2010.  The compensation committee is currently comprised of Mr. Loverd (chair) and Mr. Meister.  The Board has determined that each of the forgoing trustees is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE.  We continue to adhere to the NYSE standards even though our shares are no longer traded on the NYSE.

The primary purpose of the compensation committee is to conduct reviews of the Company’s general executive compensation policies and strategies and to oversee and evaluate the Company’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•
evaluating and approving goals and objectives relevant to the compensation of the Company’s principal executive officer, which in our case is the President, and other executive officers and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the President;

•	evaluating and approving compensation levels of other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers; and

•
reviewing performance-based and equity-based incentive plans for the President and other executive officers and reviewing other benefit programs presented to the compensation committee by the President.

The role of the President is to provide reviews and recommendations for the compensation committee’s consideration and to manage the Company’s executive compensation programs, policies and governance.  The President’s direct responsibilities include reviewing the effectiveness of the Company’s compensation programs, including competitiveness and alignment with the Company’s objectives, and recommending compensation awards for named executive officers other than the President.

From time to time, the compensation committee may delegate decision making to the President and other executives if compensation determinations are within specified thresholds (with the reasonable expectation of being no more than $500,000) established by the compensation committee.  In addition, under the compensation programs approved by the compensation committee, certain awards may be made by the President. The compensation committee, on the other hand, must approve all employment agreements and termination agreements.

The Company retained FPL Advisory Group (the “Outside Consultant”) as its compensation consultant to assist in the development of 2010 and 2011 compensation levels.  Although the compensation committee did not retain the Outside Consultant, management presented its recommendations on executive and overall compensation to the compensation committee during 2011 in part based on data provided by the Outside Consultant, and those recommendations were accepted by the compensation committee in approving executive compensation decisions.

Nominating and Governance Committee

The nominating and governance committee must have at least three members and be comprised solely of independent trustees.  The nominating and governance committee is currently comprised of Mr. Meister (chair), Mr. White and Mr. Loverd, each of whom the Board has determined is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE.  The nominating and governance committee held one meeting during the year ended December 31, 2010.

The nominating and governance committee’s duties include recommending to the Board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the NYSE.  In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

(i)	business and/or technical experience and expertise relevant to the needs of our Company;
(ii)	leadership;
(iii)	diversity;
(iv)	ability to represent our shareholders; and
(v)	the independence and expertise standards mandated by the SEC rules and regulations, the listing standards of the NYSE and any other applicable federal or state law, rule or regulation.

The nominating and governance committee recommended (and our Board approved) Mr. Halperin and Mr. White.

The nominating and governance committee approved, on behalf of the Board, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company that applies to our named executive officers and all other employees.  The ongoing administration of these two policies is overseen by the audit committee.

The nominating and governance committee’s duties also include reviewing, monitoring and approving any transaction by the Company in which a trustee or officer has a direct or indirect personal interest, overseeing our relationship with Island Capital Group and its affiliates.

Shareholder Trustee Nominations.  Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee.  Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our Board.  To be timely, a shareholder’s notice must be delivered to the Board at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  Such shareholder’s notice must set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a managing trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of managing trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a managing trustee if elected), and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (y) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (z) the number of shares of each class of beneficial interests of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.  In the event that the number of managing trustees to be elected to the Board is increased and there is no public announcement naming all of the nominees for managing trustee or specifying the size of the increased Board made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Board at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

Board Diversity.  Centerline does not have a policy regarding the consideration of diversity in identifying nominees for trustees.  In identifying trustee nominees, the nominating and governance committee does not seek diversity, per se, instead, the nominating and governance committee looks for individuals who have very high integrity, business savvy, with a diversity of experience and ideas and a deep genuine interest in the Company.  With respect to the selection of Mr. Halperin and Mr. White as trustee nominees at the Annual Meeting, the nominating and governance committee recommended the Board nominate each of Mr. Halperin and Mr. White to the Board for a three year term.

Independent Trustee Vacancies.  If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of the trustees.  The vacancy will be filled by a majority vote of the trustees electing a nominated replacement independent trustee.  All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees.  If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.  We continue to adhere to the New York Stock Exchange listing requirement that we have a majority of Independent Trustees even though our shares are no longer traded on the NYSE.

Finance Committee

The finance committee’s duties include (i) overseeing and approving the development of the Company’s finance policies and strategies, including the Company’s investment and capital markets policies and strategies, (ii) reviewing and approving investment transactions and capital markets transactions (including issuances of debt and equity), (iii) reviewing the annual capital plan of the Company and its subsidiaries; (iv) making recommendations to management regarding improvements to the Company’s investment policies and capital markets policies; (v) determining, approving and monitoring delegations of authority to the management of the Company to execute investment or capital markets transactions; (vi) reviewing capital markets strategies and determining whether such capital markets strategies should be brought to the Board for approval; (vii) monitoring the performance of the Company’s investment strategies and capital markets strategies, including hedging strategies and transactions; and (viii) overseeing such other matters as the Board deems appropriate and in the best interest of the Company.  The finance committee held seven meetings during the year ended December 31, 2010.  The finance committee is currently comprised of Mr. White (chair), Mr. Loverd and Mr. Halperin.

Rights Plan Evaluation Committee and Tax Benefits Preservation Plan

In connection with the adoption of the Tax Benefits Preservation Plan, the Board created the Rights Plan Evaluation Committee (the "Rights Plan Committee") to administer the plan, including (i) establishing or modifying the purchase price at which a holder of a Right may purchase one one-millionth of a Series B Special Share upon exercise of a Right, (ii) declaring the distribution of Rights, and (iii) recommending to the Board the continued maintenance, modification or termination of the Tax Benefit Preservation Plan, or the redemption of the Rights.  The initial members of the Committee were Robert Loverd and Thomas White.  On March 5, 2010, the Board delegated to the Rights Plan Committee the full power and authority of the Board to consider and declare if it so deems advisable a distribution of one “Series B Special Share” purchase right (a “Right”) for each common share, Special Preferred Voting Share, Series A CRA Share, and, prior to their conversion to Common Shares, 15 Rights for each Series A Share of the Company (the “Existing Shares”).  When exercisable, each Right will entitle the registered holder to purchase from the Company one one-millionth of a Series B Special Share (the “Series B Shares”) at an initial price of $0.66 per one one-millionth of a Series B Share, subject to adjustment.  The description and terms of the Rights are set forth in a Tax Benefits Preservation Plan, dated as of March 5, 2010, as the same may be amended from time to time, between the Company and Computershare Trust Company, N.A., a federally chartered trust company.  The purpose of the Tax Benefits Preservation Plan is to help preserve the Company’s existing net operating loss carryovers for federal income tax purposes by deterring acquisitions of 5% or more of the beneficial interests in the Company by one party or affiliated parties.  In July, 2010 the Board assumed the responsibilities of the Rights Plan Committee and dissolved the Rights Plan Committee.

Executive Sessions of Trustees and Oversight Committee

Executive Sessions.  Executive sessions or meetings of independent trustees without management present are held regularly (at least four times a year).  During these sessions, the independent trustees may review matters such as strategic issues, progress with respect to the operating plan and variances therefrom, significant personnel matters, compensation issues, management succession issues as well as regulatory and legal issues.  From time to time, the principal executive officer may be invited to join the executive session for a general discussion of relevant subjects.  In 2010, the independent trustees met in executive session four times.

Oversight Committee.  In 2009, the Independent Trustees established on oversight committee which oversaw the Company’s negotiations with Island Capital in connection with the March 2010 Restructuring.  The oversight committee has continued in the role of monitor of the Company’s restructuring and its relationship with Island Capital.  The oversight committee is a special committee of the Board of temporary duration.  The oversight committee met ten times during 2010.

Board Leadership Structure

Mr. Loverd served as the Company’s lead independent trustee (the “Lead Trustee”) until June 2010 when he was appointed the Chairman of the Board.  As Lead Trustee, Mr. Loverd coordinated the activities of the other independent trustees and performed such other duties and responsibilities as the Board might have determined.  Upon accepting the position as Chairman, Mr. Loverd relinquished his title as Lead Trustee, but he will continue, in his position as Chairman, to coordinate the activities of the other independent trustees and perform such other duties and responsibilities as the Board may determine.  He will continue to call and preside at executive sessions of the independent trustees, functioning as principal liaison on Board-wide issues between the independent trustees and the President, and participating in the flow of information to the Board.  Mr. Loverd will receive the same compensation for his position as Chairman as he received as Lead Trustee.

Risk Oversight

The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board and the audit committee monitor the Company’s financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors.  In its periodic meetings with the internal auditors and the independent accountants, the audit committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks.  The Board and the nominating and governance committee monitor the Company’s corporate governance policies and procedures by regular review with management.  The Board and the compensation committee monitor officer succession and the Company’s compensation policies and related risks by regular reviews with management.  The Board and the finance committee monitor risks related to the Company’s investment and capital markets policies and strategies.

Communication with Trustees

You may communicate directly with the Chairman, the chairs of the committees of the Board or any or all members of the Board of our Company by sending correspondence to our Company’s Secretary at: President, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.  The sender should indicate in the address whether it is intended for the entire Board, the independent trustees as a group, or to an individual trustee.  Each communication intended for the Board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustee Independence

Our Board has adopted a formal set of Categorical Standards for Determining Trustee Independence (the “Categorical Standards”) with respect to the determination of trustee independence.  In accordance with these Categorical Standards, a trustee must be determined to have no material relationship with our Company other than as a trustee.  The Categorical Standards specify the criteria by which the independence of our trustees will be determined, including strict guidelines for trustees and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.  The Categorical Standards also limit commercial relationships of all trustees with the Company.  All trustees are required to deal at arm’s length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest.  These Categorical Standards were adopted when our Common Shares were listed on the NYSE, and they meet the listing standards of the NYSE.  We continue to adhere to the NYSE standards even though our shares are no longer traded on the NYSE.  We continue to adhere to these standards even though our shares are no longer traded on the NYSE.

In accordance with these Categorical Standards, the Board undertook its annual review of trustee independence.  During this review, the Board considered transactions and relationships between each trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates.  The Board also considered whether there were any transactions or relationships between trustees or any member of their immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder).  As provided in the Categorical Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the trustee is independent.

As a result of this review, the Board affirmatively determined that Mr. Halperin, Mr. Loverd, Mr. Meister and Mr. White are independent of the Company and its management under the criteria set forth in the Categorical Standards.  In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and the trustees, or companies or institutions at which some of our trustees are or have been officers.  In each case, the amount of transactions from these companies in each of the last three years did not exceed the thresholds set forth in the Categorical Standards.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC that applies to our trustees and  employees.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices.  Our corporate governance materials, including our Categorical Standards, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and charters for the audit, compensation, and nominating and governance committees may be found on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”).  Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of these materials are also available to shareholders upon written request to our President, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

Centerline Advisors

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiary, CCG, subject to the supervision and review of our Board and our subsidiaries’ board of trustees (or directors), as applicable.

CCG Executive Officers

As of the date of this proxy statement, the executive officers of CCG were:

Name	Age	Office

Robert L. Levy	45	President, Chief Financial Officer and Chief Operating Officer
Michael J. Curran	63	Senior Managing Director, Head of Asset Management Group
William T. Hyman	53	Senior Managing Director, Head of Mortgage Banking Group
Katherine B. Schnur	48	Senior Managing Director, Head of Operations

Biographical information with respect to Mr. Levy, Mr. Curran, Mr. Hyman and Ms. Schnur may be found under “Trustees and Executive Officers”.

Island Centerline Advisor

We entered into a advisory agreement with Island Centerline Manager LLC (the “Advisor” or the “Island Advisor”), an entity owned and operated by a subsidiary of Island.  The agreement provides for an initial five year term and, subject to a fairness review of advisory fees, for successive one year renewal terms.  Pursuant to the agreement:

•	the Advisor will provide strategic and general advisory services to us; and

•	the Company will pay a $5.0 million annual base advisory fee and an annual incentive fee based on EBITDA (as defined in the agreement).

The agreement provides each party with various rights of termination, which in our case under certain circumstances would require the payment of a termination fee in an amount equal to three times the base and incentive fee earned during the previous year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2010, our trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

On March 5, 2010, CCG entered into an agreement (an “Employment Agreement Termination Agreement”) with each of the following named executive officers terminating each of their respective employment agreements: Marc D. Schnitzer (former Chief Executive Officer and President), Robert L. Levy (President, Chief Financial Officer and Chief Operating Officer), Andrew J. Weil (former Executive Managing Director) and Paul G. Smyth (former Executive Managing Director).  Mr. Levy has continued to be employed by the Company on an at-will basis.  As of March 5, 2010, Mr. Smyth became employed in the commercial real estate business acquired by Island Capital.  Mr. Schnitzer, as reported on our Current Report on Form 8-K filed with the SEC on April 13, 2010, retired on April 15, 2010.  Mr. Weil, as reported on our Current Report on Form 8-K filed with the SEC on March 9, 2011, left our employment on March 4, 2011.  As required by the SEC, the table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Marc D. Schnitzer	2010	$256,539	$--	$--	$--	$--	$--	$919,767	$1,176,306
Former Chief Executive Officer and President	2009	$723,125	$22,289	$91,195	$--	$--	$--	$91,049	$927,658
	2008	$599,327	$359,639	$282,397	$--	$--	$--	$237,881	$1,479,244

Robert L. Levy	2010	$400,000	$800,000	$--	$--	$--	$--	$127,139	$1,327,139
Chief Financial Officer and effective April 2010, President and Chief Operating Officer	2009	$398,760	$12,197	$50,785	$--	$--	$--	$31,259	$493,001
	2008	$303,750	$274,352	$160,024	$--	$--	$--	$81,050	$819,176

Paul G. Smyth	2010	$67,308	$19,885	$--	$--	$--	$--	$27,720	$114,913
Former Executive Managing	2009	$340,385	$202,016	$46,370	$--	$--	$--	$12,659	$601,430
Director	2008	$295,385	$442,793	$197,679	$--	$--	$--	$107,790	$1,043,647

Andrew J. Weil	2010	$400,000	$--	$--	$--	$--	$--	$106,689	$506,689
Former Executive Managing	2009	$373,846	$12,297	$68,681	$--	$--	$--	$12,659	$467,483
Director	2008	$373,846	$241,352	$188,263	$--	$--	$--	$99,708	$903,169

(1)
The amounts in column (d) in 2010, 2009 and 2008 include the payments to the named executive officer under a plan by which certain employees participate in the profits we realize from investment funds we sponsor (see “Centerline REIT Incentive Compensation Plans” above).  Mr. Levy’s bonus will be paid in the following installments; $400,000 on March 18, 2011, $200,000 on June 15, 2011, and $200,000 on September 15, 2011.

(2)
The amounts in column (e) reflects the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, of awards pursuant to the Company’s 1997 Amended and Restated Incentive Share Plan (the “1997 Plan”) and the Company’s 2007 Incentive Share Plan (the “2007 Plan”) (collectively, the “Incentive Share Plans”).

(3)	The amount shown in column (i) reflects for each named executive officer:

Name	Year	Employment Agreement Termination Consideration	Severance	401(k) Matching Contributions	Long-term Disability and Other Insurance Benefits	Distributions with Respect to Non-vested Share Grants	Tax Preparation and Financial Planning	Automobile or Transportation Allowances	Referral Bonus	Total
Marc D. Schnitzer(1)	2010	$100,000	$750,000	$8,575	$--	$--	$53,500	$7,692	$--	$919,767
	2009	$--	$--	$12,250	$4,799	$--	$49,000	$25,000	$--	$91,049
	2008	$--	$--	$11,500	$4,706	$128,175	$68,500	$25,000	$--	$237,881

Robert L. Levy	2010	$100,000	$--	$8,575	$564	$--	$--	$18,000	$--	$127,139
	2009	$--	$--	$12,250	$409	$--	$600	$18,000	$--	$31,259
	2008	$--	$--	$11,500	$316	$50,834	$400	$18,000	$--	$81,050

Paul G. Smyth(2)	2010	$25,104	$--	$2,616	$--	$--	$--	$--	$--	$27,720
	2009	$--	$--	$12,250	$409	$--	$--	$--	$--	$12,659
	2008	$--	$--	$11,500	$316	$95,974	$--	$--	$--	$107,790

Andrew J. Weil(3)	2010	$100,000	$--	$6,125	$564	$--	$--	$--	$--	$106,689
	2009	$--	$--	$12,250	$409	$--	$--	$--	$--	$12,659
	2008	$--	$--	$11,500	$316	$40,392	$--	$--	$47,500	$99,708

(1)	Retired on April 15, 2010.
(2)	Resigned effective March 5, 2010.
(3)	Employment terminated effective March 4, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Marc D. Schnitzer(1)	--	--	--	--	--	--	$--	--	--

Robert L. Levy	--	--	--	--	--	--	$--	--	--

Paul G. Smyth(2)	--	--	--	--	--	--	$--	--	--

Andrew J. Weil(3)	--	--	--	--	--	--	$--	--	--

(1)	Retired on April 15, 2010.
(2)	Resigned effective March 5, 2010.
(3)	Employment terminated on March 4, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As noted above, each named executive officer of the Company entered into an Employment Agreement Termination Agreement on March 5, 2010.  Prior to entering into such Employment Agreement Termination Agreements, each named executive officer was a party to an employment agreement that provided for severance payments and other benefits, including automatic vesting of unvested equity awards, if the executive’s employment were terminated on specified grounds.  Each named executive officer’s rights to such severance payments were terminated by his Employment Agreement Termination Agreement, and, therefore, none of the named executive officers retained rights to payments on termination or change of control thereafter.

Agreements Affecting Named Executive Officers

Set forth below is a summary of the Employment Agreement Termination Agreements with each of the named executive officers and of the employment agreements of the named executive officers as in effect prior to the termination of such employment agreement.

Employment Agreement Termination Agreements

As noted above, on March 5, 2010, CCG entered into an Employment Agreement Termination Agreement with each of the named executive officers terminating each of their respective employment agreements.  Pursuant to each of the Employment Agreement Termination Agreements, CCG paid each of the named executive officers consideration for the termination of his employment contract (“Employment Agreement Termination Consideration”), and each named executive officer would have been entitled to a severance amount (“Potential Severance Payment”), in the event that such named executive officer was terminated within six months after the closing of the March 2010 Restructuring.  The Employment Agreement Termination Consideration and Potential Future Severance Payments are set forth below:

Named Executive Officer	Employment Agreement Termination Consideration	Potential Severance Payment
Marc D. Schnitzer	$100,000.00	$677,875	(1)
Robert L. Levy	$100,000.00	$134,769	(2)
Andrew J. Weil	$100,000.00	$255,692	(2)
Paul G. Smyth	$25,104.47	$108,365	(3)

(1)   Mr. Schnitzer received an actual severance payment of $750,000 as described in our Current Report on Form 8-K filed with the SEC on March 21, 2010.
(2)   Messrs. Levy and Weil were employed more than six months after the closing of the March 2010 Restructuring, and therefore became ineligible for this potential future severance payment.
(3)   Mr. Smyth did not receive a Potential Future Severance Payment even though his employment terminated within the six month period.

Mr. Levy has continued to be employed by the Company on an at-will basis.  Mr. Smyth is now employed in the commercial real estate business acquired by the Island Capital and no longer is an employee of the Company.  Mr. Schnitzer, as reported on our Current Report on Form 8-K filed with the SEC on April 13, 2010, retired on April 15, 2010.  Mr. Weil, as reported on our Current Report on Form 8-K filed with the SEC on March 9, 2011, left our employment on March 4, 2011.

TRUSTEE COMPENSATION

The Company uses a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting trustee compensation, the Company considers the significant amount of time that trustees expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

Compensation Paid to Board Members

During 2010, each of our independent trustees received annual compensation at the rate of $80,000.  Mr. Loverd was paid an additional annual fee of $40,000 in consideration for his service as Chairman of the Board.  In addition, the independent trustees received annual compensation for service on committees of the Board as set forth in the chart below.

Committee	Chair	Member

Audit	$25,000	$15,000
Compensation	$20,000	$12,000
Nominating and Governance	$15,000	$10,000
Finance	$10,000	$7,000
Oversight	$35,000	$35,000

Trustee compensation is currently payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance.  Trustees have the option of receiving all or a portion of their compensation in either Common Shares, cash or a combination thereof.  All of the trustees have elected to received 100% of their compensation in cash.

Trustee Summary Compensation Table

The table below summarizes the compensation paid by the Company to trustees for the fiscal year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name(1)	Fees Earned or Paid in Cash ($)	Shares Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerome Y. Halperin	$147,000	$0	$--	$--	$--	$--	$147,000
Robert L. Loverd	$207,000	$0	$--	$--	$--	$--	$207,000
Robert A. Meister	$142,000	$0	$--	$--	$--	$--	$142,000
Thomas W. White	$150,000	$0	$--	$--	$--	$--	$150,000

(1)   Mr. Schnitzer is not included in this table as he was a non-independent trustee and thus received no compensation for his services as trustee until he resigned from the Board in April 2010.  Mr. Levy is not included in this table as he is a non-independent trustee and thus received no compensation for his services as trustee.  The compensation received by Mr. Schnitzer and Mr. Levy as employees of the Company is shown in the Summary Compensation Table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

In each of the next two tables, the amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage.  Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in the footnotes to the tables, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares.

The amounts and percentages reported in the “Number of Voting Shares” and the “Voting Ownership Percentage” columns in each of the following two tables represent the Common Shares and the Special Preferred Voting Shares beneficially owned by each person.  The Special Preferred Voting Shares are entitled to vote, on a one-for-one basis, on all matters subject to a vote of the holders of our Common Shares, but the Special Preferred Voting Shares are not convertible into our Common Shares.  Each owner of Special Preferred Voting Shares also owns a like number of Special Common Units (“SCUs”) issued by Centerline Capital Company, LLC, one of our affiliates.  Each holder of SCUs has the right to exchange all or a portion of their SCUs for cash and to receive cash for any accrued but unpaid distributions for the quarterly period in which the exchange occurs.  We may instead exchange SCUs for Common Shares on a one-for-one basis.  However, a holder of SCUs is not deemed to beneficially own any Common Shares relating to their SCUs because SCUs may be exchanged for Common Shares only at our discretion.

For the purposes of the following two tables, except as noted otherwise in the footnotes to the tables, the terms below are defined as follows:

•
“Total Common Shares” consist of 349,165,831 shares outstanding as of April 15, 2011 but exclude our non-voting shares of 588,100 Series A CRA Preferred Shares, which are convertible into 588,100 Common Shares;

•	“Special Preferred Voting Shares” consist of 11,867,236 shares of our Special Preferred Voting Shares outstanding as of April 15, 2011.

The following table provides information as of April 15, 2011 with respect to the persons who beneficially own more than 5% of our outstanding Common Shares in accordance with SEC rules, as well as the Voting Ownership Percentage (as defined in footnote (2)), the number of voting shares and the voting ownership percentage for each such person.  In accordance with SEC rules, some of the Common Shares listed in the table below are deemed to be owned by more than one person (please refer to the footnotes to the table below).  The information in the table below relating to C3 Initial Assets LLC, Related Special Assets LLC, Stephen M. Ross, Jeff T. Blau, Bruce A. Beal and Wells Fargo & Company, other than information with respect to the percentages of their beneficial ownership and voting ownership percentages, has been derived from the Schedule 13D filings made by such persons.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares		Percent of Common Shares Beneficially Owned(1)	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares		Number of Voting Shares(2)	Voting Ownership Percentage(2)
C3 Initial Assets LLC 717 Fifth Avenue New York, NY 10022	139,663,545	(3)	40.0%	--		139,663,545	38.7%
Andrew L. Farkas 717 Fifth Avenue New York, NY 10022	139,671,499	(4)	40.0%	--		139,671,499	38.7%
Related Special Assets LLC 60 Columbus Circle New York, NY 10023	34,915,875	(5)	10.0%	--		34,915,875	9.7%
Stephen M. Ross 60 Columbus Circle New York, NY 10023	35,794,205	(6)	10.3%	10,194,400	(7)	45,988,605	12.7%
Jeff T. Blau 60 Columbus Circle New York, NY 10023	35,176,560	(8)	10.1%	10,234,400	(9)	45,410,960	12.6%
Bruce A. Beal 60 Columbus Circle New York, NY 10023	34,925,060	(10)	10.0%	10,194,400	(7)	45,119,460	12.5%
Bank of America Corporation 100 N. Tryon Street Charlotte, NC 28255	30,896,490	(11)	8.8%	--		30,896,490	8.6%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	27,823,460	(12)	8.0%	--		27,823,460	7.7%
Federal Deposit Insurance Corporation 550 17th Street NW Washington, DC 20429	24,285,165	(13)	7.0%	--		24,285,165	6.7%
Natixis Financial Products LLC 9 West 57th Street New York, NY 10019	17,784,150	(14)	5.1%	--		17,784,150	4.9%

*       Less than 1% of the outstanding Common Shares.

(1)      Calculated in accordance with Rule 13d-3.
(2)      Based on (i) Total Common Shares and (ii) Special Preferred Voting Shares.
(3)      C3 Initial Assets LLC shares voting and dispositive power with respect to such shares with C-III Capital Partners LLC, Island C-III Manager LLC, Anubis Advisors LLC, Island Capital and Andrew L. Farkas.
(4)       Includes direct beneficial ownership of 7,954 Common Shares and shared voting and dispositive power with respect to 139,663,545 Common Shares with C3 Initial Assets LLC, C-III Capital Partners LLC, Island C-III Manager LLC and Anubis Advisors LLC.
(5)       Related Special Assets LLC owns an option to purchase 34,915,875 Common Shares (the “Option”).  Mr. Ross shares voting and dispositive power with respect to such shares with Mr. Blau and Bruce A. Beal, as the terms of Related Special Assets’ operating agreement require that its investment and voting decisions must be unanimously approved by a committee of three persons, currently consisting of Mr. Ross, Mr. Blau and Mr. Beal.
(6)       Includes direct beneficial ownership of 877,645 Common Shares, indirect beneficial ownership of 34,915,875 Common Shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 Common Shares owned by Related General II, L.P. (Related General II, L.P. is owned by TRCLP.  Mr. Ross owns approximately 62% of TRCLP, Mr. Blau owns approximately 18% of TRCLP, and Mr. Beal owns approximately 10% of TRCLP).
(7)       Includes indirect voting and dispositive power with respect to 10,194,400 Special Preferred Voting Shares held directly by Related General II, L.P.
(8)       Includes direct beneficial ownership of 260,000 Common Shares, indirect beneficial ownership of 34,915,875 Common Shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 Common Shares owned by Related General II, L.P. (Related General II, L.P. is owned by TRCLP.  Mr. Ross owns approximately 62% of TRCLP, Mr. Blau owns approximately 18% of TRCLP, and Mr. Beal owns approximately 10% of TRCLP).
(9)       Includes direct voting and dispositive power with respect to 40,000 Special Preferred Voting Shares held directly by Mr. Beal and indirect voting and dispositive power with respect to 10,194,400 Special Preferred Voting Shares held directly by Related General II, L.P.
(10)     Includes direct beneficial  ownership of 8,500 Common Shares, indirect beneficial ownership of 34,915,875 Common Shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 Common Shares owned by Related General II, L.P. (Related General II, L.P. is owned by TRCLP.  Mr. Ross owns approximately 62% of TRCLP, Mr. Blau owns approximately 18% of TRCLP, and Mr. Beal owns approximately 10% of TRCLP).
(11)     Includes indirect beneficial ownership of 24,523,020 Common Shares held by Bank of America, N.A., 3,283,755 Common Shares held by FIA Card Services, N.A., and 3,089,715 Common Shares held by Merrill Lynch Community Development Company, LLC.
(12)     Includes indirect beneficial ownership of 3,089,715 Common Shares held by Wells Fargo Bank, N.A., 24,717,720 Common Shares held by Wells Fargo Community Development Corporation, and 16,025 Common Shares held by Wells Fargo Advisors, LLC.
(13)     In the Federal Deposit Insurance Corporation’s capacity as Receiver for the following entities, includes indirect beneficial ownership of 9,269,145 Common Shares held by California National Bank, 6,179,430 Common Shares held by California Savings Bank, 4,634,580 Common Shares held by San Diego National Bank, 2,471,775 Common shares held by Indy Mac Bank, F.S.B., 1,235,880 Common Shares held by North Houston Bank, and 494,355 Common Shares held by Community Bank & Trust.
(14)     Shares voting and dispositive power with respect to such shares with Natixis North America LLC.

The following table provides information as of April 15, 2011 with respect to the beneficial ownership of our Common Shares in accordance with Rule 13d-3, as well as the number of voting shares and the voting ownership percentage for each of our trustees, our named executive officers and our executive officers and trustees as a group.

Name and Title	Amount and Nature of Beneficial Ownership of Common Shares		Percent of Common Shares Beneficially Owned(1)	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares	Number of Voting Shares		Voting Ownership Percentage(2)

Marc D. Schnitzer Former Managing Trustee, Chief Executive Officer and President	1,371,337	(3)	*	--	1,371,337(3)		*

Robert L. Levy Managing Trustee, President, Chief Financial Officer and Chief Operating Officer	258,292		*	--	258,292		*

Jerome Y. Halperin Managing Trustee (independent trustee)	50,604		*	--	50,604		*

Robert L. Loverd Managing Trustee (independent trustee)	64,664		*	--	64,664		*

Robert A. Meister Managing Trustee (independent trustee)	51,535		*	--	51,535		*

Thomas W. White Managing Trustee (independent trustee)	21,372		*	--	21,372		*

Paul G. Smyth Former Executive Managing Director	301,671	(3)	*	--	301,671	(3)	*

Andrew J. Weil Former Executive Managing Director	232,028	(4)	*	73,136	305,164	(3)	*

All Executive Officers and Trustees of the Company as a group (8 persons)	2,351,503		*	73,136	2,424,639		*

*     Less than 1% of the outstanding Common Shares.

(1)    Calculated in accordance with Rule 13d-3.
(2)    Based on (i) Total Common Shares and (ii) Special Preferred Voting Shares.
(3)    Based on information available to us prior to termination of employment.
(4)    Based on information available prior to termination of employment.  This total does not include 73,136 SCUs owned directly by Mr. Weil.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Related Person Transactions

The nominating and governance committee of our Board (and from time to time subcommittees created by the independent trustees) reviews, monitors and approves, among others, any transactions by us in which a trustee or officer of us, CCG, or any of CCG’s affiliates has a direct or indirect personal interest.  The charter of our nominating and governance committee contains the written policy requiring the committee’s review of the related person transactions.  In connection with the March 2010 Restructuring, we entered into a new advisory agreement with Island Centerline Manager LLC (the “Island Advisor”) and a new consulting agreement with an affiliate of TRCLP (see “Advisory and Servicing Agreements –Island Advisor” and “Other Affiliated Transactions — The Related Companies, L.P.”, below).  Any matters that arise between us and the Island Advisor under that agreement will be reviewed by the nominating and governance committee or, during its temporary tenure, the oversight committee.  Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

During the year ended December 31, 2010, we had certain relationships with our Advisor, our CCG manager and our other affiliates as detailed below, and we expect we will continue to have such or similar relationships in the future.

Advisory and Servicing Agreements

Island Advisor

On March 5, 2010, the Company consummated a series of transactions with an affiliate of Island Capital and the Company’s creditors and preferred shareholders, restructured substantially all of its existing senior secured debt obligations, contingent liabilities, unsecured liabilities and other claims, and sold its real estate debt fund management and non-agency commercial mortgage loan servicing businesses to an affiliate of Island Capital.  As part of the March 2010 Restructuring, Island Capital indirectly acquired approximately 40% of the Company’s shares and the Company entered into an advisory agreement with Island Advisor, an entity owned and operated by a subsidiary of Island Capital.  The agreement provides for an initial five year term and, subject to a fairness review of advisory fees, for successive one year renewal terms.  Pursuant to the agreement:

•	the Island Advisor will provide strategic and general advisory services to us; and

•	during the term of the Island Advisory Agreement, the Company will pay a $5.0 million annual base advisory fee and an annual incentive fee based on EBITDA (as defined in the agreement).

The agreement provides each party with various rights of termination, which if exercised by us under certain circumstances would require the payment of a termination fee in an amount equal to three times the base and incentive fee earned during the previous year.

CCG

The Company and its subsidiaries operate their day-to-day activities utilizing the services and advice provided by the Company’s subsidiary, CCG, subject to the supervision and review of the Company’s Board and the Company’s subsidiaries’ board of trustees, or directors, as applicable.  Although the Company’s Board and each board of trustees, or directors, of the Company’s subsidiaries have continuing exclusive authority over the respective entity’s management, affairs and disposition of assets, the Company’s Board, and the board of trustees or directors of the Company’s subsidiaries, as applicable, have delegated to CCG the power and duty to perform all of the asset management and investment services required to run our day-to-day operations.  Post-the March 2010 Restructuring, CCG will also benefit from assistance from the Island Advisor under the Island Advisory Agreement.

Under the Amended and Restated Management Agreement, CCG is entitled to receive reimbursement of all costs incurred by CCG in performing services for the Company plus an amount equal to a market-based percentage, as jointly determined from time to time by the Company and CCG.  The Amended and Restated Management Agreement may be renewed, subject to evaluation and approval by the relevant entity’s board of trustees or directors, as applicable.  The Amended and Restated Management Agreement may be terminated:

(i)	with or without cause by CCG at any time, or

(ii)	for cause the applicable entities’ board, in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party.

Under the Amended and Restated Management Agreement entered into in July 2010, CCG will operate solely the day-to-day activities of the Company and will work with and support the Island Advisor, subject to the supervision and review of the Board and the Company’s subsidiaries’ board of trustees, or directors, as applicable.

Other Related Party Transactions

Transaction with Island; March 2010 Restructuring

On March 5, 2010, the Company’s Board approved and the Company entered into a series of transactions with Island that we refer to as the March 2010 Restructuring.  A summary of these transactions follows.

Sale of Commercial Real Estate Assets

The Company sold certain assets within the Company’s Commercial Real Estate group and the subsidiary that constituted the Company’s Portfolio Management group to C-III Capital Partners LLC, a subsidiary of Island Capital (“C-III”).  The assets sold include:

•	The Company’s co-investment, management interests in and loans receivable from the Commercial Mortgage-Backed Securities (“CMBS”) Fund II and CMBS Fund III and High-Yield Debt Fund Partnerships;

•	The Company’s CMBS and retained CMBS certificate investments;

•	The Company’s loan to American Mortgage Acceptance Company (“AMAC”) and the Company’s co-investment and management interests in Centerline Urban Capital LLC (“CUC”);

•	The member interest of the Company’s Centerline Servicing LLC subsidiary (f/k/a Centerline Servicing Inc. subsidiary and n/k/a C-III Asset Management LLC);

•
The Company’s rights and obligations under collateral management agreements with respect to (1) two collateralized debt obligations (“CDO”s) in which the High-Yield Debt Fund Partnership invests and (2) AMAC’s CDO; and

•	Servicing assets with respect to CMBS re-securitization transactions.

In connection with the March 2010 Restructuring, the Board created the Series A Shares, a new class of shares of beneficial interest in the Company.  The Company adopted, upon approval of the Board, a certificate of designation creating 19,860,212 Series A Shares, not all of which were issued in connection with the March 2010 Restructuring.  Each Series A Share was the equivalent of 15 Common Shares, on an as-converted basis, as to both voting and economic rights, but did not have any liquidation preferences or preferential dividend rights.  Each outstanding Series A Shares automatically converted to 15 Common Shares on October 6, 2010 when the shareholders adopted amendments to our Trust Agreement increasing the number of our outstanding Common Shares and implementing the forward split.

Proceeds of the March 2010 Restructuring, including the sale and share issuance detailed above, totaled $110.0 million, and were comprised of:

•
$50.0 million in cash, including $33.9 million paid to us, $3.0 million of cash paid to third parties on the Company’s behalf, $3.1 million withheld by purchaser relating to certain assumed liabilities and $10.0 million placed in escrow; and

•	C-III’s assumption of $60.0 million of debt from the Company’s Term Loan and Revolving Credit Facility.

Debt Restructuring

On March 5, 2010, the Company and CCG amended and restated their obligations under their revolving credit and term loan agreement (the “Prior Credit Agreement”) by entering into a Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Amended Credit Agreement”), dated as of March 5, 2010 with the lenders, including, Bank of America.  Prior to the Amended Credit Agreement with the lenders, the Company amended the Prior Credit Agreement to extend the maturity date of the Term Loan.  In February 2010, the Company repaid the term loan portion of the Prior Credit Agreement (a total of approximately $2.6 million).  The terms of the Company’s new Amended Credit Agreement include the following changes from the previous facility:

•	The termed-out portion of the Company’s Revolving Credit Facility ($208.0 million at December 31, 2009) was reduced by $70.5 million from the following sources:

o	$60.0 million assumed by C-III;

o	$5.0 million assumed by an affiliate of TRCLP (see The Related Companies L.P. below); and

o	$5.5 million the Company repaid at the time of the restructuring.

•
The remaining balance of the termed-out portion of the Revolving Credit Facility ($137.5 million) is now a term loan (“Term Loan”) which matures in March 2017 with an interest rate of 3.0% over either the prime rate or LIBOR (at the Company’s election).  There are no scheduled repayments until December 2011.  Beginning at that time, the Company must repay $3.0 million per quarter until maturity;

•
The revolving credit facility (the “Revolving Credit Facility”) portion with a total capacity of $37.0 million, to be used for investments in LIHTC property investments or for working capital purposes.  As of March 31, 2010, $12.0 million in letters of credit were issued under the Revolving Credit Facility.  Once terminated, the amount of the Revolving Credit Facility associated with these letters of credit cannot be redrawn.  The Revolving Credit Facility matures in March 2015, bearing interest at 3.0% over either the prime rate or LIBOR (at the Company’s election);

•
The facility has customary financial covenants, but excludes certain provisions that had been in the previous facility such as required asset sales and repayments based on specific cash flow streams.  The financial covenants are not effective immediately; and

•
The new Term Loan and Revolving Credit Facility agreement contains restrictions on distributions.  Under the agreement the Company is generally not permitted to make any distributions except for preservation of REIT status of certain of its subsidiaries and to the holders of the Centerline Equity Issuer Trust preferred shares.

Equity Restructuring

As part of the March 2010 Restructuring, the Company issued a total of 19.3 million Series A Shares, a new class.  Most of the shares included in the Company’s classification of “Redeemable Securities” and most of the shares included in “Convertible CRA Shares” were exchanged for, or amended or reclassified into, 14.1 million of these shares, including those held by Bank of America, Wells Fargo, and the Federal Deposit Insurance Corporation.  In connection with the sale of assets detailed above, C3 Initial Assets LLC purchased 4.1 million of these shares.  In connection with restructuring our credit intermediation agreements, we issued 1.2 million Series A Shares to Natixis.

C3 Initial Assets LLC also purchased from Related Special Assets the 5.2 million Series A Shares that Related Special Assets received upon amendment and reclassification of its redeemable securities (included in the 14.1 million noted above) and, as a result, C3 Initial Assets LLC owns 9.3 million of the Series A Shares.

Each new Series A Share was equivalent to 15 Common Shares on an as-converted basis as to both voting and economic rights.  These shares automatically converted into Common Shares upon the approval by our shareholders at our last annual meeting on October 6, 2010 of an amendment to our trust agreement to increase the number of authorized shares of beneficial interest from 160,000,000 to 800,000,000 (the “Trust Amendment”).

The Company also created another new series of shares (Series B Special Shares), none of which have been issued in connection with our Tax Benefits Preservation Plan.

The Board’s oversight committee, comprised entirely of independent trustees, oversaw the strategic alternatives review process.  The oversight committee consulted with its financial and legal advisors throughout the process.  The oversight committee determined that the recapitalization, restructuring and the disposition transactions, as well as the proposed advisory agreement with Island, were in the best interests of the Company and its shareholders, unanimously recommended their approval to our Board.  Our Board unanimously approved the transactions and advisory agreement.

Lock-Up Agreements and Tax Benefits Preservation Plan

The Company entered into lock-up agreements with TRCLP, Wells Fargo Bank, NA, Bank of America, NA, and Natixis pursuant to which they agreed to certain transfer and other restrictions with respect to their Centerline equity interests.  The Company’s Board adopted a rights plan (the “Rights Plan”), all of which are intended to preserve the utilization of the Company’s net operating loss carry forwards.  Use of these carry forwards could be jeopardized if the Company were to have a “change in control” as defined by the Internal Revenue Code of 1986, as amended.

Pursuant to the Rights Plan, all existing Common Shares, Series A Shares, the special preferred voting shares and those Series A CRA Shares that were not exchanged for, or amended or reclassified into, Series A Shares are entitled to purchase rights.  The Common Shares, the special preferred voting shares and remaining Series A CRA Shares are entitled to one right each.  Each Series B Special Shares (the “Series B Shares”) will entitle the holder to purchase one one-millionth of a Series B Share at $0.66 per one one-millionth of a Series B Share, both subject to anti-dilution adjustment.

The rights would only be distributed if certain events were to happen that could lead to a “change in control” and would be exercisable upon distribution.  Until a right is distributed and exercised, it provides no incremental economic or voting rights to the associated shares.

Each Series B Share purchased upon the exercise of the rights would be entitled to preferential quarterly distributions and preferential payment in the event of liquidation, dissolution or winding up of the Company.  Each Series B Share would have 1,000,000 votes and would vote together with the shares of beneficial interest of the Company.  Finally, in the event of any merger, consolidation or other transaction in which shares of beneficial interest are exchanged, each Series B Share would be entitled to receive 1,000,000 times the amount received per Common Share.  Series B Shares would not be redeemable.

The rights plan is intended to deter any potential acquirer of shares issued by the Company from acquiring shares which might result in a loss of centerline’s net operating loss carry forwards, and accordingly, the rights plan may never be triggered.

Transactions with Certain 5% Holders

We have not entered into arrangements with certain of our shareholders (and their affiliates) that hold 5% or more of our common shares other than as more fully described under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS”.

Bank of America, Wells Fargo, and Natixis were parties to certain of the transactions that comprised the March 2010 Restructuring, as more fully described above under “Transactions with Island – ‘Debt Restructuring’, ‘Equity Restructuring’ and ‘Lock-Up Agreements and Tax Benefits Preservation Plan’”

Relationships with AMAC

Through the Company’s subsidiaries, the Company manages the operations of AMAC, a publicly-traded REIT, and originated loans on its behalf.  The Company invested in AMAC and loaned amounts to assist in its growth and to refinance debt as necessary to protect the Company’s invested interests and the cash flow streams the Company’s management contract generated.  The Company wrote down most of the amounts invested due to the impact of the economy on AMAC’s operations.  The Company sold the loan as part of the March 2010 Restructuring, but the Company will continue to manage it until its bankruptcy filing.  One of the Company’s executives, Mr. Levy, serves as chief executive officer, chief financial officer and a managing trustee for AMAC.

In addition, the Company owns 0.6 million Common Shares (6.9% of the class) and 0.3 million shares of its 7.25% Series A Cumulative Convertible Preferred Shares (41.2% of the class) of AMAC.  The Company accounts for this investment utilizing the equity method as the Company can exercise significant influence over AMAC’s financial and operating policies via the Company’s advisory agreement.

During 2008, the Company purchased mortgage revenue bond investments with a principal amount of $4.5 million from AMAC for a purchase price of $2.0 million.

The Company also extended a revolving credit facility to AMAC, with a maximum capacity of $80.0 million.

The Company stopped recording equity losses related to its operations in the fourth quarter of 2008 and recorded an impairment charge in the third quarter of 2008 for the loan the Company had provided.  That charge was determined based upon the Company’s estimate of amounts the Company could realize by recovering assets upon the liquidation, which has not yet occurred.  During 2009, several of those assets lost their value, primarily due to defaults by AMAC, and the Company recorded an additional impairment charge of $5.3 million.  Additionally, the Company recorded a charge to reduce the Company’s investment in AMAC shares to zero, ceased accruing asset management fees receivable and wrote off the remaining balance of the intangible asset associated with the management agreement.

Prior to the March 2010 Restructuring, the Company served as the collateral manager for AMAC’s $400.0 million CDO and serviced all of the loans in AMAC’s investment portfolio, performing all primary and special servicing functions.  Pursuant to the servicing agreement, the Company received fees from AMAC based on the dollar amount of loans the Company serviced.  Since the Company collected these fees prior to any amounts being remitted to AMAC, the Company continued to recognize these fees as income, through the date of the March 2010 Restructuring.

In March 2010, the Company sold the loan and the collateral management contract, but the Company will continue to manage AMAC until approval of a bankruptcy plan.

On April 26, 2010, AMAC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Case No. 10-12196).

Prior to the March 2010 Restructuring, Centerline Real Estate Special Situations Mortgage Fund LLC (“CRESS”) entered into a co-investment agreement with AMAC whereby both participated in investment opportunities originated by the Company’s subsidiaries and that met mutual investment criteria.  A portion of CRESS’ 2008 and 2007 investments were made pursuant to this agreement.  During 2008, CRESS also purchased investments with a principal amount of $33.4 million from AMAC for a purchase price of $31.7 million, in a manner consistent with transactions with independent third parties.  The Company’s ownership interest in CRESS was sold to Island in connection with the March 2010 Restructuring.

On January 13, 2011, the bankruptcy court entered a final order approving AMAC’s plan of reorganization.  The plan terminated AMAC’s outstanding common and preferred shares and resulted in the issuance of new equity to an affiliate of the Island Advisor.

The Related Companies L.P.

Investments made by the funds and other entities the Company manages (including AMAC) included investments in properties developed by The Related Companies L.P. (the “TRCLP”), a company controlled by the Company’s former Chairman Stephen Ross, if they met the investment criteria of those entities, subject to the Company’s underwriting standards.  The Company considered these investments for the Company’s managed entities based on the Company’s long standing business relationship with TRCLP and the alignment of their development portfolio with the investment objectives of the Company’s managed entities.

In March 2010, Related Special Assets, in its capacity as the holder of 10,843,492 (approximately 97%) of our 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Preferred Shares”) consented to (i) the amendment and restatement of the certificate of designation of the 11.0% Preferred Shares (the “11.0% COD”) to, among other things, (x) reduce the dividend rate payable to Related Special Assets from 11% to 9.5% and (y) increase the conversion price of the 11.0% Preferred Shares held by Related Special Assets to effectuate the settlement of certain litigation and then (ii) the reclassification of the 11.0% Preferred Shares into Series A Shares by means of an amendment to the amended and restated 11.0% COD that amended the amended and restated 11.0% COD in its entirety as provided in the certificate of designation of the Series A Shares.

In connection with the transactions, all of the 11.0% Preferred Shares were converted to Series A Shares on a pro rata basis, based on the original issuance price paid for such 11.0% Preferred Shares, and TRCLP then sold the Series A Shares which it held to C3 Initial Assets LLC.  In addition, an affiliate of TRCLP incurred $5.0 million of the debt under the Company’s Term Loan and Revolving Credit Facility in connection with a consulting and advisory agreement the Company entered into with the TRCLP affiliate (the “TRCLP Consulting Agreement”).

Pursuant to the TRCLP Consulting Agreement, TRCLP will perform certain consulting and advisory services, TRCLP will have a right to information with respect to the future sale of interests held by Tax Credit Fund Partnerships in certain property partnerships and have a right to bid on certain of such interests or properties on market terms if they become available for sale.  Under certain circumstances, if the Company were to terminate the agreement with TRCLP, the Company would be liable for any unpaid amount of the $5.0 million debt assumed by the TRCLP affiliate.

A subsidiary of TRCLP earned fees for performing property management services for various properties held in Tax Credit Fund Partnerships the Company manages.

During 2009 and 2008, CRESS, AMAC and CUC recorded impairment charges pertaining to properties developed by TRCLP.  In November 2008, TRCLP informed the Company that two of its developments (Snowmass Village and City North) were being significantly impacted by current economic conditions such that both projects would likely require significant financial restructuring.  This means that the mezzanine loans held by AMAC and CRESS were compromised in value.  CRESS holds aggregate mezzanine loans in the amount of $23.6 million secured by interests in the entity which owns the City North project and aggregate mezzanine loans in the amount of $43.5 million secured by the interests in the entity which owns the Snowmass project.  AMAC also holds mezzanine loans related to these properties (aggregate of $50.7 million) and CUC has an equity investment in the City North development ($18.0 million).  Based on the Company’s discussions with TRCLP, senior lenders and third party experts, the Company has determined that the investments related to City North and Snowmass have no residual value and that the likelihood of recoveries related to Snowmass is limited.  As a result:

•
CRESS recorded aggregate impairment charges of $3.3 million in 2009, of which the Company’s proportionate share is $0.2 million and of $63.9 million in 2008, of which the Company’s proportionate share is $3.2 million.

•	CUC recorded an impairment charge of $18.0 million in 2008 of which the Company’s proportionate share is $0.5 million.

•
AMAC recorded aggregate impairment charges of $50.7 million in 2008, which is one of the factors in determining the estimated recovery amount for the revolving credit facility the Company had extended (see above).

During 2008, an affiliate of TRCLP provided over 14.0% of the tax credit properties for which the Company arranged equity financing.

Co-investment in CUC

CUC is an investment fund with The California Public Employees’ Retirement System (“CalPERS”) as majority investor, focusing on investments in multifamily properties in major urban markets.  The Company’s membership interest in CUC includes a co-investment obligation amounting to 2.5% of capital invested.  Remaining funding commitments under this obligation are insignificant.  In March 2010, the Company sold the Company’s membership interest in CUC.

Fund Advances Related to Property Partnerships

The Company loaned monies to certain Tax Credit Fund Partnerships to allow them to provide financial support to property partnerships in which they invest.  The Company expects the Tax Credit Fund partnerships will repay those loans from the release of reserves, proceeds from asset sales and other operating sources.

CMBS Fund Partnerships

In March 2010, in connection with the March 2010 Restructuring, the Company sold the Company’s co-investments in CMBS Funds II and CMBS Funds III and the $22.3 million loan receivable from CMBS Fund III to C-III Capital Partners.

The remaining amounts due the Company have been subordinated to full repayment of CMBS Fund III’s obligations under all loans made by CMBS Fund III investors aggregating $336.6 million (inclusive of the $22.3 million loan).

Consolidated Fund Partnerships

Substantially, all fund origination revenues in the Affordable Housing group are received from Tax Credit Fund Partnerships originated and managed by the Company; of which many comprise the partnerships that the Company consolidates.  While the Company’s affiliates hold equity interests in the investment funds’ general partner and/or managing member/advisor, the Company has no direct investments in these entities, and the Company does not guarantee their obligations.  The Company has agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors and the Company receives all fee income to which these entities are entitled.

Arrangements with Executive Officers

Mr. Levy holds equity interests in certain entities with respect to which the Company will serve and may in the future serve, as the non-equity manager and be entitled to receive economic benefits related to such equity ownership.

ACCOUNTING AND AUDIT INFORMATION

Audit Committee Report

The audit committee of our Board has issued the following report with respect to our audited financial statements for the year ended December 31, 2010:

•	The audit committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements;

•
The audit committee has reviewed and discussed with our management our 2010 audited financial statements.  The audit committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2010;

•
The audit committee has discussed with Deloitte & Touche LLP (our independent registered public accounting firm) the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The audit committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (which relates to the registered public accounting firm’s independence from our Company and its related entities) and has discussed with the registered public accounting firm their independence from us.  The audit committee has concluded that the independent registered public accounting firm is independent of our Company and its subsidiaries; and

•
The audit committee has discussed significant accounting policies applied by our Company in our financial statements.  The audit committee met separately with the independent registered public accounting firm, with and without management, to discuss the results of their examination and their observations and recommendations.

Based on the review and discussions referred to in the four items above, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the audit committee of our Board:
Jerome Y. Halperin — Chairman
Robert L. Loverd
Thomas W. White

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Deloitte and Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of our financial statements for the years ended December 31, 2010 and December 31, 2009, and fees for other services rendered by Deloitte during those periods.

	2010	2009
Audit Fees(a)	$2,986,100	$4,713,116
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$2,986,100	$4,713,116

(a)    Fees for audit services billed for 2010 and 2009 consisted of the audit of our annual financial statements and internal controls, reviews of our quarterly financial statements, comfort letters, consents and other services related to SEC matters.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

Policy on Pre-Approval of Independent Registered Public Accounting Firm Services

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested.  The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent registered public accounting firm.  The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies for the annual meeting.  Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares and Special Preferred Voting Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses.  In addition to the use of the mail, proxies may be solicited by our trustees and officers or officers and employees of Centerline Advisors by personal interview or telephone.

Other than as set forth above, neither we nor any other person acting on our behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

VOTING PROCEDURES

General

A representative of Paul, Hastings, Janofsky & Walker LLP (the “Inspector”) has been appointed the inspector of elections.  The Inspector will count all votes cast, by those participating in the virtual meeting by means of remote communication or by submission of a properly executed proxy, received at or prior to the annual meeting.

Abstentions and “broker non-votes” (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting.  Abstentions and broker non-votes are not treated as votes cast in the election of trustees or Proposal #3 (Ratification of the Appointment of Independent Registered Public Accounting Firm) and thus are not the equivalent of votes against a nominee or against such ratification.

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope.  In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card.  To submit a proxy on the Internet, log on to the Internet and go to http://www.proxyvote.com, and follow the directions outlined on the secure website.  To submit a proxy by telephone, call toll-free 1-800-690-6903 and follow the instructions provided by the recorded message.  You may also attend the meeting via live webcast at www.virtualshareholdermeeting.com/centerline, and vote your shares at the virtual meeting.  You will need the 12-Digent Control Number located on your proxy card, notice and voting instruction form to enter www.proxyvote.com to vote and www.virtualshareholdermeeting.com/centerline to attend the annual meeting. If you plan to attend the annual meeting by means of remote communication, we urge you to return your proxy card or submit a proxy by telephone or the Internet prior to the meeting to assure the representation of your shares at the annual meeting.

Revocation

You may revoke your proxy and reclaim your right to vote (i) by delivering by mail to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares or Special Preferred Voting Shares at or prior to the annual meeting; (ii) by submitting a later-dated proxy prior to the Annual Meeting either by Internet or telephone; or (iii) electronically during the Annual Meeting at www.virtualshareholdermeeting.com/centerline when you enter your 12-Digit Control Number.  Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the President, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

Record Date

Only holders of our Common Shares and Special Preferred Voting Shares of record at the close of business on April 20, 2011 are entitled to receive notice of, and to vote at, the virtual annual meeting, or any postponements or adjournments thereof.  On April 15, 2011, there were approximately 349,165,831 Common Shares outstanding and 11,867,236 Special Preferred Voting Shares outstanding.  Each Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting.  All votes are exercisable by those participating in the virtual meeting by means of remote communication or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Shareholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Centerline shares but who share the same address, we have adopted a procedure approved by the SEC called “householding”.  Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies.  This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  They will remove you from the Householding program within 30 days of your response, following which you will receive an individual copy of their disclosure document.  However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you.  You can also contact our Investor Relations department at (212) 588-2077, if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Quorum; Adjournments

For purposes of the annual meeting, the presence, by those participating in the virtual meeting by means of remote communication or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum.  The annual meeting may be adjourned for the purpose of obtaining a quorum or additional proxies or votes, or for any other purpose; and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

Vote Required

The affirmative vote of a plurality of the votes entitled to be cast, and actually cast, by shareholders, participating in the virtual annual meeting by means of remote communication or by proxy (vote by internet, by phone, by mail), and entitled to vote at the annual meeting at which a quorum is present is required for the election of the trustee nominee.  The affirmative vote of a majority of votes cast voting either by means of remote communication or by proxy at the annual meeting at which a quorum is present is required to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  The affirmative vote by the shareholders entitled to vote at the annual meeting, participating in the annual meeting by means of remote communication or by proxy, by a majority in voting power thereof, is required, if necessary, to approve the extension of the solicitation period and the adjournment of the annual meeting for purposes of approving the proposals before the shareholders.

SHAREHOLDER PROPOSALS

Under SEC rule 14a-8, shareholder proposals for consideration at our 2012 annual meeting must be received by us at our principal executive office on or before March 1, 2012, in order to be included in the proxy statement and form of proxy relating to that meeting.  In addition, our bylaws provide that for trustee nominations or any other proposal; we must receive a written notice at our principal executive office between March 15, 2012 and April 15, 2012, in order to be considered timely.

ANNUAL REPORT ON FORM 10-K

Upon written request by any shareholder entitled to vote at the meeting, we will furnish that person without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is filed with the SEC, including the financial statements and schedules thereto.  Requests should be addressed to Investor Relations at Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

OTHER BUSINESS

Our Board does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof.  If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

It is important that your Common Shares and/or Special Preferred Voting Shares be represented at the annual meeting.  If you are unable to attend the virtual annual meeting via the webcast, please complete, date, sign and return the enclosed stamped, self-addressed proxy card or submit a proxy on the Internet at http://www.proxyvote.com, or submit a proxy by telephone by calling toll free 1-800-690-6903 prior to the virtual meeting.  Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.

By Order of the Board of Trustees

Robert L. Levy
President, Chief Financial Officer and Chief Operating Officer

April 29, 2011

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/centerline11**

For holders as of: April 20, 2011
Date: June 20, 2011 **Time:** 10:00 a.m. (eastern time)
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35798-P10659 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CENTERLINE HOLDING COMPANY

The Board of Trustees recommends you vote FOR the following proposals:

Nominees:

	For	Against	Abstain
1a. JEROME Y. HALPERIN	0	0	0
1b. THOMAS W. WHITE	0	0	0

For address changes and/or comments, please check this box and write them on the back where indicated. 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of Centerline Holding Company that require your immediate attention.

Your vote counts, and you are strongly encourages to exercise your right to vote the shares.

You can vote the shares by telephone, Internet or at the virtual Annual Meeting. Follow the instructions if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how the shares willbe voted. Then sign and return the proxy card in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Centerline Holding Company

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M35799-P10659

CENTERLINE HOLDING COMPANY
SOLICITED BY THE BOARD OF TRUSTEES
FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert L. Levy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all voting securities of Centerline Holding Company held of record by the undersigned on April 20, 2011, at the Annual Meeting of Shareholders to be held on June 20, 2011, and any adjournments thereof. The undersigned, revoking any proxy heretofore given, hereby votes all the shares of beneficial interest of Centerline Holding Company (the "Company") which the undersigned is entitled to vote at this meeting as stated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATIONS. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side